EXHIBIT 99.1

                                [SCIOS LETTERHEAD]

CONTACT:
Wendy Carhart
Scios Inc.
408/616-8325
or
Stanley J. Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:

                  SCIOS BOARD ADOPTS EMPLOYEE RETENTION PROGRAM

SUNNYVALE, CALIFORNIA - January 12, 2000 - Scios Inc. (NASDAQ: SCIO) announced today that its Board of Directors has adopted a two-year retention program applicable to all employees. The program is intended to encourage employees to remain with the Company despite the potential instability and uncertainty created by the proxy contest threatened by Randal J. Kirk.

"The Scios Board believes it is in the best interests of the Company, its stockholders and its employees to adopt a retention program for all our valued employees to ensure their continued commitment as Scios moves forward with our focused new business plan," said Donald B. Rice, Ph.D., Chairman of Scios' Board of Directors. "Following the strides Scios made under its new leadership throughout the past year, the Board felt this short-term action was necessary to minimize the impact of the threatened proxy fight and the inherent distraction it could cause. Our retention program was thoroughly reviewed to make certain that it is consistent with similar programs."

"Retaining our scientists, researchers, and other staff is critical to our Natrecor and p38-kinase inhibitor programs - the two key products in our pipeline." added Richard B. Brewer, President and Chief Executive Officer. "Considering how highly-competitive the market is for skilled employees in our industry, the entire Board believes it is important at this critical time to provide our employees with appropriate protection and incentives."

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                                                                January 12, 2000
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The program provides that any employee who is involuntarily  terminated  without cause or who voluntarily terminates his or her employment for good reason within 12 months after a change of control is entitled to a lump sum cash payment and continuation of health benefits based on the employee's level within the Company. The program will expire if a change of control has not occurred by December 31, 2001, unless extended by the Board. A change of control under the program includes significant changes in the ownership of the Company due to change of control transactions as well as a change in a majority of the current Board.

Scios Inc.

Scios is a biopharmaceutical company engaged in the discovery, development, and commercialization of novel human therapeutics. Scios has commercial or research and development relationships with Chiron Corporation, The DuPont Pharmaceuticals Company, Eli Lilly and Company, GenVec Inc., Kaken Pharmaceutical Co., Ltd., and Novo Nordisk A/S of Denmark. Scios' Psychiatric Sales and Marketing Division successfully markets seven psychiatric products, including co-promotion arrangements on Janssen Pharmaceutica's Risperdal(R) (risperidone) and SmithKline Beecham's Paxil(R) (paroxetine hydrochloride). Additional information on Scios is available at its web site located at www.sciosinc.com and in the Company's various filings with the Securities and Exchange Commission. For information about the Year 2000 Annual Meeting, visit www.sciosinc.com/election.